Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2010 Omnibus Incentive Plan of Impac Mortgage Holdings, Inc.  (the “Company”) of our report dated March 15, 2010 relating to our audit of the Company’s December 31, 2009 consolidated financial statements and our report dated March 15, 2010 relating to our audit of the Company’s internal control over financial reporting as of December 31, 2009, which appear in the Annual Report on Form 10-K of Impac Mortgage Holdings, Inc. for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
September 8, 2010